Exhibit 10.4

Fairfield County Bank

Long-Term Incentive Plan II

2004 (revised 2007)

TABLE OF CONTENTS

Section:

1.	Plan Objectives	Page 1

2.	Definitions	Page 1

3.	Plan Structure	Page 2

4.	Base Year Share Allocation	Page 2

5.	Performance Share Allocation	Page 3

6.	Eligibility	Page 3

7.	Vesting	Page 3

8.	Plan Distribution	Page 3

9.	Plan Administration	Page 4

10.	Plan Termination	Page 4

11.	Participant’s Employment	Page 4

Fairfield County Bank

Long-term Incentive Plan II

1.	Plan Objectives

The objective of the Fairfield County Bank Long-term Incentive Plan (“LTI Plan II”) is to provide an equitable and competitive means with which to reward senior management and other key employees for their contributions to the long-range viability of the Bank.

The plan has the following specific objectives:

•	Linkage of a component of key employee’s rewards to the long-term success of the Bank.

•	The improved ability of the Bank to ensure the retention of key employees through their participation in an incentive program having incremental vesting and emphasizing long-term value.

•	Enabling the Bank to counter the stock option competitive compensation or equity ownership advantage of other insurance companies or agencies.

2.	Definitions

2.1	“Bank” shall mean Fairfield County Bank, its successors and any other affiliated company as shall be designated by the Board to participate in the Plan.

2.2	“Board” shall mean the Board of Directors of the Bank.

2.3	“Participant” shall mean members of the employee team as determined by the Board of Directors.

2.4	“Plan Year” shall mean calendar year.

2.5	“Base Year” shall mean the year beginning January 1, 2004.

2.6	“Effective Date” shall mean the effective date of the Plan, January 1, 2004 and “Continuing Year” shall mean years two through seven of the Plan (revised from a ten year plan in 2007), beginning with the year January 1, 2005.

2.7	“Share Units” shall mean the total number of potential shares established as of January 1, 2004.

2.8	“Share Unit Value” shall mean Leveraged Capital as of December 31st divided by share units.

Fairfield County Bank

Long-term Incentive Plan II

2.9	“Full Disability” shall mean the inability to perform with reasonable continuity the essential duties of your position as defined by the Bank’s Long Term Disability Policy Plan.

3.	Plan Structure

The LTI Plan II will provide key employees with additional compensation in the form of “Phantom” Shares. At the inception of the Plan, the Bank has a total of 9,583,200 Share Units with a calculated Share Unit Value of $10.00.

The compensation benefit derived by the plan participant is based on the appreciation in Share Unit Value that occurs between the time of the share grant and the time of its redemption. The example below illustrates the increase in Share Unit Value assuming a 10% annual growth in assets and a 1.00% return on average assets.

	Base Year	Year 1 2004	Year 2 2005	Year 3 2006

Capital	$95,832,000	$106,484,000	$117,132,000	$128,846,000

Phantom Shares	9,583,200	9,583,200	9,583,200	9,583,200
Share Unit Value	$10.00	$11.11	$12.22	$13.44

In this example, Share Unit Value increased by $3.44 over 3 years.

The determinant of Share Unit Value is growth in capital. Performance to budget is the basis for awarding more shares.

The Long-term Incentive Plan is funded with 1,450,000 shares, which will be made available for distribution over a period of seven years (modified from original plan of ten years). Two hundred and thirty five thousand (235,000) shares are available for distribution in the base year, and 135,000 shares are available for grant in the next two years and 236,250 in each of the four final years.

4.	Base Year Share Allocation

The share units available for distribution in the Base Year are allotted to individual participants based on the relative value of their position, which is determined by the participant’s level of Bank-wide responsibility and potential impact on profit.

Fairfield County Bank

Long Term Incentive Plan II

5.	Performance Share Allocation

5.1	Years 2 through 7 (“Continuing Years”) Share Allotments:

The shares made available for grants in each of the six succeeding years (modified from nine years) following the base year, allotment will be determined by the Bank’s performance against budget and approved by a vote of the Board. However, no shares will be allocated in any year in which the Bank fails to achieve a return on average assets of at lest .40% and/or it receives a regulatory safety and soundness rating of below 2.0

The shares allocated based on the Bank’s performance in any year will be distributed among the participants based on their prior year’s contribution to the Bank’s success and the value that their position contributes to the bank overall, as measured by Level of Responsibility and Potential Impact on profit.

6.	Eligibility

The shares allocated based on the Bank’s performance each year will be distributed among the Bank’s key employee positions (participants). Other positions may be included from time to time at the discretion of the Board.

7.	Vesting

All grants cliff vest after five years*. Except as described in the following paragraph, they may not be redeemed until the end of the five-year vesting period. In order to redeem the value of the grant award, the participant must be an employee of the Bank in good standing at the completion of the fifth year of the vesting period.

If a participant’s employment is terminated due to retirement at age 60 or later or the participant retires having the total of age and service years equaling 80 (Rule of 80) or more, death, or as a result of full disability, all grants will become fully vested.

8.	Plan Distribution

Grants must be redeemed when fully vested by: taking the grant as cash compensation and receiving the entire vested account balance in a single lump-sum payment. Payment will be made within sixty (60) days after the completion of the five (5) year vesting period.

*	For accounting and accrual purposes only, a rate of 20% per year will be used beginning in the year following share awards.

Fairfield County Bank

Long Term Incentive Plan II

9.	Plan Administration

The LTI Plan II is administered by the Board of Directors. The Board has the power and discretion to interpret and administer the LTI Plan, and its determination in any case is binding on all persons. Elections must be made in the manner and on the forms prescribed by the Bank. Questions regarding the LTI Plan II should be directed to the Human Resources Officer of Fairfield County Bank.

10.	Plan Termination

The Board of Directors may, in its sole discretion, terminate or modify the LTI Plan II. However, no plan amendment or termination will reduce the amounts already vested by the participant. In the event the Plan is terminated, amounts already vested shall be distributed to participants as soon as practicable thereafter.

11.	Participant’s Employment

The employee’s participation in the LTI Plan II does not constitute a contract of employment, nor does it comprise part or all of any express or implied contract of employment. Nothing contained in the Plan shall give any participant the right to continue in the employment of the Bank, or affect the right of the Bank to discharge the participant. Employment with the Bank is on an “at will” basis. This means that the employment relationship may be terminated, at any time, by either the employee or for any reason not expressly prohibited by law.

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